UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2012

ASSOCIATED ESTATES REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 1-12486

Ohio	34-1747603
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1 AEC PARKWAY, RICHMOND HEIGHTS, OHIO  44143-1550
(Address of principal executive offices)

(216) 261-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
On December 31, 2012, Associated Estates Realty Corporation (the “Company”) entered into the Second Amended and Restated Employment Agreement, dated December 31, 2012, by and between the Company and Mr. Jeffrey I. Friedman, the Company's Chairman, President and CEO (the “Amended Agreement”).
The Amended Agreement, effective as of January 1, 2013, removes the prior “evergreen” term and replaces it with a five year term, unless terminated prior to that time by reason of Mr. Friedman's death, permanent disability or retirement or by the Company for “cause” or without “cause” (as such terms are defined in the Amended Agreement). The Amended Agreement eliminates the tax gross-up provisions relating to Internal Revenue Code Section 280G that were contained in Mr. Friedman's prior employment agreement. The Amended Agreement also eliminates the so-called “single trigger” provision that allowed Mr. Friedman to voluntarily terminate his employment with the Company following a change in control and receive severance benefits.
The Amended Agreement provides for an annual base salary of $500,000, which may be increased as determined by the Board of Directors of the Company or the Executive Compensation Committee thereof. Mr. Friedman is also entitled to participate in other cash and equity incentive programs and other employee benefit plans generally available to the Company's executive officers as determined by the Board of Directors or Executive Compensation Committee. The Amended Agreement continues to provide Mr. Friedman a full-time Company employee to provide bookkeeping and related administrative services which may be unrelated to the business of the Company. The Amended Agreement also includes non-competition and non-solicitation provisions that apply during the term of the agreement and for a period of three years following termination of the agreement.
The Amended Agreement modifies the specified payments following certain termination events. If Mr. Friedman's employment is terminated by the Company without “cause” or by Mr. Friedman for “good reason” (as defined in the Amended Agreement), in addition to any unpaid accrued salary and benefits, Mr. Friedman will receive a severance payment equal to three times the sum of his base salary and the three-year average of his annual bonus. He will also be entitled to receive a pro-rata bonus amount for the year in which the separation occurs based on the Company's actual performance. Any unvested time-based or performance-based equity awards will remain eligible for continued vesting following termination according to the terms of such awards, except if such termination follows a “change in control” (as defined in the Amended Agreement), in which case any unvested awards will vest immediately. If Mr. Friedman's employment is terminated by reason of death or permanent disability, Mr. Friedman or his estate will receive the foregoing benefits, except that any unvested equity or other employee benefit plan awards will vest in accordance with the terms of the underlying plan or award agreement. If Mr. Friedman voluntarily terminates his employment, he will receive any unpaid accrued salary and benefits and a pro-rata bonus amount for the year in which the termination occurs based on the Company's actual performance. If such voluntary termination is the result of Mr. Friedman's retirement at or after the age of 65, any unvested equity or other employee benefit plan awards granted on or after January 1, 2013, will remain eligible for continued vesting following termination according to the terms of such awards.
The foregoing description of the Amended Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Amended Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits	Description

10.1	Second Amended and Restated Employment Agreement between Associated Estates
Realty Corporation and Jeffrey I. Friedman.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

ASSOCIATED ESTATES REALTY CORPORATION

January 2, 2013	/s/ Lou Fatica
Lou Fatica, Vice President
Chief Financial Officer and Treasurer